Exhibit 99


Release Date:                                             Further Information:

IMMEDIATE RELEASE                                         David J. Bursic
April 16, 2008                                            President and CEO
                                                                  or
                                                          Pamela M. Tracy
                                                          Investor Relations
                                                          Phone: 412/364-1913


         WVS FINANCIAL CORP. ANNOUNCES INCREASED THIRD QUARTER AND NINE
          MONTHS ENDED MARCH 31, 2008 NET INCOME AND EARNINGS PER SHARE

      Pittsburgh, PA -- WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $3,034,000 or $1.34 per diluted share, for the nine months ended March 31, 2008 as compared to net income of $2,697,000 or $1.16 per diluted share for the same period in 2007. The $337,000 or 12% increase in net income during the nine months was primarily attributable to a $552,000 increase in net interest income and an $89,000 change in provisions for loan losses, which were partially offset by a $159,000 increase in income tax expense, a $120,000 increase in non-interest expense, and a $25,000 decrease in non-interest income. The increase in net interest income primarily resulted from higher average balances of earning assets (principally floating rate U.S. Government Agency mortgage-backed securities) and lower short-term borrowing costs. The change in the provision for loan losses was primarily attributable to a $55,000 recovery on a previously charged-off commercial real estate loan. The increase in income tax expense was primarily due to higher levels of taxable income, while the increase in non-interest expense was primarily attributable to increases in charitable contributions eligible for PA tax credits. The decrease in non-interest income was primarily due to lower levels of service charges on customer accounts.

      Net income and diluted earnings per share for the quarter ended March 31, 2008 totaled $962,000 and $0.43, respectively, compared to $955,000 and $0.41 for the same period in 2007. The $7,000 or 1% increase in net income was primarily attributable to $91,000 change in the provision for loan losses and a $40,000 decrease in income tax expense which were partially offset by a $94,000 decrease in net interest income, a $16,000 increase in non-interest expense, and a $14,000 decrease in non-interest income. The change in the provision for loan loss was primarily due to a $55,000 recovery on a previously charged-off commercial real estate loan. The decrease in income tax expense was primarily due to lower levels of taxable income. The decrease in net interest was primarily attributable to lower yields on the Company's earning assets, which were partially offset by lower rates paid on short-term borrowings and higher average balances of earning assets. During the three months ended March 31, 2008, the Federal Reserve Open Market Committee reduced its targeted rate for federal funds from

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4.25% to 2.25% in  response  to turmoil in the  global  equity and fixed  income markets. Throughout the quarter ended March 31, 2008 the Company maintained a defensive posture by increasing its purchases of floating rate U.S. Government Agency mortgage-backed securities and short-term investment grade commercial paper to offset early issuer redemptions of fixed rate U.S. Government agency bonds. The increase in non-interest expense was primarily due to increases in employee related costs while the decrease in non-interest income was primarily attributable to decreases in loan correspondent fees earned and lower levels of services charges on customer accounts.

      President and Chief Executive Officer David J. Bursic remarked: "Calendar year 2008 will present a number of challenges to the financial services industry including record loan charge-offs, volatile interest rates and sharply lower economic growth. WVS Financial Corp. will continue to emphasize a prudent lending strategy, limited increases in controllable operating costs, and growth in Company total capital and book value per share. Return on average stockholders' equity totaled 12.98% at March 31, 2008."

      WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania.

                               --TABLES ATTACHED--
                                      # # #



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                       WVS FINANCIAL CORP. AND SUBSIDIARY
                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands except per share data)


                                                    March 31,     June 30,
                                                      2008          2007
                                                   (Unaudited)   (Unaudited)
                                                   -----------   -----------
Total assets                                        $ 438,817    $ 408,076
Investment securities held-to-maturity                119,806      202,664
Investment securities available-for-sale               25,421        8,933
Mortgage-backed securities held-to-
   maturity                                           208,926      119,271
Mortgage-backed securities available-for-
   sale                                                 2,239        2,246
Net loans receivable                                   57,485       60,350
Deposits                                              151,576      159,377
FHLB advances: long-term                              135,579      130,579
FHLB advances: short-term                             114,325            0
Other short-term borrowings                                 0       82,950
Equity                                                 31,895       31,293
Book value per share                                    14.28        13.49
Return on average assets                                0.95%        0.90%
Return on average equity                               12.98%       12.14%




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


                             WVS FINANCIAL CORP. AND SUBSIDIARY
                            SELECTED CONSOLIDATED OPERATING DATA
                            (In thousands except per share data)

                                           Three Months Ended           Nine Months Ended
                                                March 31,                   March 31,
                                               (Unaudited)                 (Unaudited)
                                       --------------------------   --------------------------
                                          2008           2007          2008           2007
                                       -----------    -----------   -----------    -----------
Interest income                        $     5,690    $     6,051   $    18,724    $    18,400
Interest expense                             3,600          3,867        11,999         12,227
                                       -----------    -----------   -----------    -----------
Net interest income                          2,090          2,184         6,725          6,173
Provision (recovery) for loan losses           (57)            34           (64)            25
                                       -----------    -----------   -----------    -----------
Net interest income after
  provision (recovery) for loan losses       2,147          2,150         6,789          6,148
Non-interest income                            138            152           440            465
Non-interest expense                           848            832         2,745          2,625
                                       -----------    -----------   -----------    -----------
Income before income tax
  expense                                    1,437          1,470         4,484          3,988
Income taxes                                   475            515         1,450          1,291
                                       -----------    -----------   -----------    -----------

NET INCOME                             $       962    $       955   $     3,034    $     2,697
                                       ===========    ===========   ===========    ===========

EARNINGS PER SHARE:
  Basic                                $      0.43    $      0.41   $      1.34    $      1.16
  Diluted                              $      0.43    $      0.41   $      1.34    $      1.16

WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic                                  2,238,670      2,322,962     2,261,324      2,320,227
  Diluted                                2,238,758      2,324,278     2,261,724      2,322,059



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